EXHIBIT 23.3

Consent of Ernst & Young LLP,

Independent Auditors,

dated October 17, 2003

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 22, 2002, except for Note 9 as to which the date is September 30, 2002; February 22, 2002, except for Note 10 as to which the date is September 30, 2002; and March 1, 2002, with respect to the financial statements of Prime Care One Portfolio (a Group of Related Properties to be Acquired by CNL Retirement Properties, Inc.), Prime Care Two, LLC and Prime Care Eight, LLC, respectively, incorporated by reference in Post-Effective Amendment No. Three to the Form S-11 Registration Statement (Form S-11 No. 333-100347) and included in the related Prospectus of CNL Retirement Properties, Inc.

/s/ Ernst & Young LLP
Ernst & Young LLP

Indianapolis, Indiana
October 17, 2003